UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ASA Gold and Precious Metals Limited

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Excerpt of interview of with Axel Merk

Hortz: So, you are also actively involved in helping them raise their needed capital and not just a passive stock investor?

Merk: Yes. We are not a broker, but with the closed-end fund that we manage, we are able to provide capital directly to the industry and what is unique about that is we are an active participant in that space. That gives us access to some of the more attractive opportunities in the smaller gold mining arena.

Now, obviously as I mentioned, it is a high-risk place. Not all of these opportunities may work out, but in return for participating in these deals, quite often warrants are issued as well and we believe warrants are a win-win for both the company and the investor. Basically, if the company reaches certain targets, most notably on the share price, it provides the investor an opportunity to participate at the price of the warrant and then at the same time it provides additional funding down the road to the companies. So, the companies love it and we love it as it provides economic leverage when one participates in these deals and it is one of the things that we are able to do in a closed-end fund.

Hortz: Why did you originally choose a closed-end fund vehicle for your ASA Gold and Precious Metals fund? Does the closed-end fund structure provide any other benefits than you just mentioned for your investment strategy and for investors?

Merk: This fund was founded in 1958. At the time, gold investing was all but impossible in the US and so the fund was actually incorporated in South Africa making us one of the oldest of closed-end funds. It was reincorporated in Bermuda in 2004 and we received permission to function as a closed-end fund in the US and be accessible on a major stock exchange. So, it is a bit of a unique vehicle.

The key to the closed-end structure is that it does not have daily inflows and outflows. When you have daily redemptions, your investment strategy has to be very different because you have to be able to liquidate your position on short notice. Whereas in a closed-end fund structure, you are able to provide more long-term capital and it buys you the time to ride the ups and downs in the market and, as an investor, you have an opportunity to decide when you want to participate.

It also uniquely provides access to invest in illiquid and volatile assets, like small mining companies, which would be hard to manage for long term returns in traditional liquid vehicles. It is a very different dynamic and unique way of investing over traditional liquid, on-demand markets. In a positive gold market, it can be a very lucrative one, but because we are investing in the junior mining space, it is also a very volatile way of investing. However, given our longstanding history and performance, we are confident in our investment structure.

Hortz: Can you also discuss any other unique aspects or potential issues about investing in closed-end funds?

Merk: Closed-end funds do not trade at net asset value (NAV) most of the time, like mutual funds and ETFs and most investors buy at a discount, and then down the road again, sell at a discount. It typically does not make much of a difference to long-term investors. Discounts to NAV also attract certain investors that like to trade the discount; buying when the discount is large and then selling when the discount is small. In the case of our ASA Gold and Precious Metals Limited and other closed-end funds, it unfortunately also attracts activist investors at times who do not fully understand this investment structure.

We currently have an activist investor that is trying to affect change in a way that we do not think is constructive or beneficial to our shareholders. Historically, what an activist investor would want to do is to force the issue of closing the discount. And with a fund like ours, that is much easier said than done because unlike some closed-end funds, we do not think you can convert our investment strategy to an open-end mutual fund, for example, because of its Bermuda status and, more importantly, because 70% of this fund is comprised of junior mining companies that tend to be very illiquid and you would have to sell them at a significant loss, which would result in diminished value for shareholders.

And then at the other end of the spectrum, this is quite a volatile fund, so while our closed-end fund might have a 10-15% discount, you can also have a 10% move in the week. And so, the question becomes is a conversion really the best method to increase shareholder value in order to capture a 10%-15% discount? Is it worthwhile to disrupt a fund and long-term investors to do so?

There are many unique facets to this closed-end fund. Unfortunately, it is currently part of an activist attack as I would call it, but at the same time we believe that shareholders are aligned with our board’s proven strategy and do not want to implement the short-sighted strategy this activist is advocating for. If an activist were to succeed, it would mean the end or change of the current investment strategy to something outside of small mining companies. We do not think that is what our core investors want from this fund nor is this the best way to enhance shareholder value. This space is complex and requires a lot of education and, most importantly, experience. Ultimately, I think it will be for the benefit of our investors to show everybody, including the activists, that there is no interest or real benefit in the sort of disruptive change they want.

[..]

Personally, I have been an insider buyer of ASA in recent months, so I may be biased, but I happen to particularly like, and believe in, the investment and the current timing. And then there is the general notion that the Federal Reserve may be past peak hawkishness which could be very beneficial to the gold miners as many of them have been suffocating because of a lack of access to credit. And if I just look historically as how these companies have performed during easing cycles, then there may be a significant opportunity here.